Exhibit 99.1

February 19, 2019	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications and Federal Affairs
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS FOURTH QUARTER AND YEAR-END RESULTS

•	2018 diluted GAAP earnings per share at $3.15, compared to $2.38 in 2017

•	Adjusted diluted earnings per share (EPS) at $3.30 (a non-GAAP measure), an 8.9% increase over 2017 adjusted EPS

•	Affirms 2019 earnings guidance range of $3.54 to $3.64 per diluted share, and long-term EPS compound annual growth rate (CAGR) in top half of 7 to 10% range, anchored off of 2017 adjusted EPS

CAMDEN, N.J., Feb 19, 2019 - American Water Works Company, Inc. (NYSE: AWK) today reported results for the fourth quarter and year ended Dec 31, 2018.
"This past year was one of strong growth for American Water and outstanding execution by our employees," said Susan Story, president and CEO of American Water. "Our 2018 adjusted EPS increased 8.9% over adjusted 2017. To meet the nationally recognized need to improve water infrastructure, we invested $1.5 billion in capital into investment in our water and wastewater systems. We also completed the $365 million acquisition of Pivotal Home Solutions welcoming 650,000 new warranty customers, and we added 25,000 new customers through closed acquisitions and organic growth. We also look forward to welcoming an additional 61,000 customers through signed acquisitions following regulatory approval.
“We plan to invest between $8.0 billion to $8.6 billion over the next five years," added Story. "We are also affirming our 2019 EPS guidance of $3.54 to $3.64, and remain confident in our ability to achieve growth in the top half of our long-term EPS range of 7 to 10%."

PRESS RELEASE	1	www.amwater.com

Consolidated Results Adjusted Earnings per Share Reconciliation (A Non-GAAP, unaudited measure)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Diluted earnings per share (GAAP):
Net income attributable to common stockholders	$0.62	$(0.01)	$3.15	$2.38
Adjustments:
Gain on sale of portion of Contract Services Group contracts	—	—	(0.08)	—
Income tax impact	—	—	0.02	—
Net adjustment	—	—	(0.06)	—

Keystone impairment charge	—	—	0.31	—
Income tax impact	—	—	(0.08)	—
Net loss attributable to noncontrolling interest	—	—	(0.01)	—
Net adjustment	—	—	0.22	—

Freedom Industries settlement and insurance recoveries	—	—	(0.11)	(0.12)
Income tax impact	—	—	0.03	0.05
Net adjustment	—	—	(0.08)	(0.07)

Early extinguishment of debt at the parent company	—	—	—	0.03
Income tax impact	—	—	—	(0.01)
Net adjustment	—	—	—	0.02

Impact of re-measurement from the Tax Cuts and Jobs Act	0.07	0.70	0.07	0.70

Total net adjustments	$0.07	$0.70	$0.15	$0.65

Adjusted diluted earnings per share (non-GAAP)	$0.69	$0.69	$3.30	$3.03
For the fourth quarter of 2018, diluted earnings per share (GAAP) were $0.62, compared to $(0.01) in the same period of 2017, which includes the item identified in the table above and discussed in greater detail in “Adjustments to GAAP ” below.
Excluding the adjustment identified in the table above, adjusted diluted earnings per share (a non-GAAP measure) were $0.69 for the fourth quarter of 2018, flat as compared to the same period in 2017.
These results were driven by continued growth in the Regulated Businesses offset by a positive impact in 2017 from the implementation of new depreciation rates in our Illinois subsidiary and the lower tax shield on interest expense at the parent from tax reform.
For the full year 2018, diluted earnings per share (GAAP) were $3.15, compared to $2.38 in the same period of 2017, which includes the items identified in the table above and discussed in greater detail in “Adjustments to GAAP ” below.
Excluding the net adjustments identified in the table above, adjusted diluted earnings per share (a non-GAAP measure) were $3.30 in 2018, an increase of $0.27 per diluted share, or 8.9%, compared to adjusted 2017.
These results were driven by continued growth in the Regulated Businesses, resulting from infrastructure investment, acquisitions and organic growth, combined with strong results in the Market-Based Businesses, mainly from Homeowner Services Group with the mid-year acquisition on Pivotal Home Solutions. These increases were partially offset by the lower tax shield on interest expense at the parent from tax reform.

PRESS RELEASE	2	www.amwater.com

For the full year 2018, the company made capital investments of approximately $2.0 billion, including $1.5 billion dedicated primarily to improving infrastructure in the Regulated Businesses, $365 million for the Pivotal acquisition, and $100 million primarily for the new headquarters building.
Regulated Businesses Adjusted Net Income Reconciliation (A Non-GAAP, unaudited measure)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Net income (GAAP)	$118	$113	$602	$559
Adjustments:
Impact of Freedom Industries settlement activities	—	—	(20)	(22)
Income tax impact	—	—	5	9
Net adjustment	—	—	(15)	(13)

Impact of the Tax Cuts and Jobs Act	—	6	8	6

Total net adjustments	—	6	(7)	(7)

Adjusted net income (non-GAAP)	$118	$119	$595	$552
In the fourth quarter of 2018, net income in the Regulated Businesses (GAAP) was $118 million, compared to $113 million for the same period in 2017, which includes the item identified in the table above and discussed in greater detail in “Adjustments to GAAP ” below.
Excluding the adjustment identified in the table above, adjusted net income in the Regulated Businesses (a non-GAAP measure) was $118 million for the fourth quarter of 2018, compared to $119 million for the same period in 2017.
These results were driven by an increase in Regulated revenue of approximately $7 million, comprised of a $49 million increase from additional authorized revenue to support infrastructure investments, acquisitions, and organic growth, partially offset by the $38 million impact of the lower federal corporate income tax rate expected to benefit customers. The company had higher O&M expense of $15 million to support regulated acquisitions and other growth and timing of expenses including tank painting in New Jersey. Depreciation, interest, and general taxes increased $26 million, mainly from infrastructure investment growth and a positive impact in 2017 from the implementation of new depreciation rates in our Illinois subsidiary. Income taxes were lower by $31 million mainly due to the lower federal corporate income tax rate under the Tax Cuts and Jobs Act (the “TCJA”) of $28 million.
For the full year 2018, net income in the Regulated Businesses (GAAP) was $602 million, compared to $559 million for the same period in 2017, which includes the items identified in the table above and discussed in greater detail in “Adjustments to GAAP ” below.
Excluding the adjustments identified in the table above, adjusted net income in the Regulated Businesses (a non-GAAP measure) was $595 million, compared to $552 million for the same period in 2017.
These results were driven by an increase in Regulated revenue of $26 million, comprised of a $171 million increase from additional authorized revenue to support infrastructure investments, acquisitions, and organic growth, largely offset by $148 million resulting from the lower federal corporate income tax rate that is expected to benefit customers. The company had higher O&M expense of $83 million including: $20 million to support regulated acquisition and other growth, $15 million of higher production expense for purchased water price increases in our California subsidiary and higher chemical costs resulting from weather conditions in 2018, $13 million from the timing of maintenance and operating activities, including higher tank painting expense in New Jersey and higher main breaks from the frigid weather conditions across several regulated states during the first quarter of 2018; $9 million in customer uncollectible expense and higher call volume at our customer service centers; $7 million of higher insurance expense, and $5 million related to the settlement of litigation in our New York subsidiary. Depreciation, interest, and general taxes increased $67 million from infrastructure investment growth. Income taxes were lower by $143 million mainly due to the lower federal corporate income tax rate under the TCJA of $114 million.

PRESS RELEASE	3	www.amwater.com

For the full year 2018, the company received additional annualized revenues of approximately $150 million from general rate cases and step increases and approximately $21 million in additional annualized revenues from infrastructure surcharges. The company is awaiting final orders for general rate cases in three states and filed for infrastructure surcharges in one state for a total annualized revenue request of approximately $45 million. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary.
For the full year 2018, the adjusted regulated O&M efficiency ratio (a non-GAAP financial measure) was 35.6%, compared to 35.3% for the full year 2017. The unfavorability in our adjusted O&M efficiency ratio in 2018 when compared to 2017, was primarily due to additional expense from a settlement of litigation in our New York subsidiary and higher expenses incurred from colder weather experienced during the first quarter of 2018. By reducing O&M expense as a proportion of revenue, American Water is able to make investments in needed capital improvements without significantly impacting customer bills.
Market-Based Businesses Adjusted Net Income Reconciliation (A Non-GAAP, unaudited measure)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
Net income (GAAP)	$14	$9	$32	$38
Adjustments:
Keystone Impairment charge	—	—	57	—
Income tax impact	—	—	(15)	—
Net loss attributable to noncontrolling interest	—	—	(2)	—
Net adjustment	—	—	40	—

Gain on sale of portion of Contract Services Group contracts	—	—	(14)	—
Income tax impact	—	—	4	—
Net adjustment	—	—	(10)	—

Impact of the Tax Cuts and Jobs Act	—	5	—	5

Adjusted net income (non-GAAP)	$14	$14	$62	$43
In the fourth quarter of 2018, net income (GAAP) in the Market-Based Businesses was $14 million, compared to $9 million of net income for the same period in 2017. The increase was primarily driven by the Homeowner Services Group with the Pivotal integration proceeding as expected.
For the full year 2018, net income (GAAP) in the Market-Based Businesses was $32 million, compared to $38 million for the same period in 2017, which includes the items identified in the table above and discussed in greater detail in “Adjustments to GAAP ” below.
Excluding the adjustments identified in the table above, adjusted net income in the Market-Based Businesses was $62 million, compared to $43 million for the same period in 2017.
These results were primarily driven by the Homeowner Services Group with the Pivotal integration proceeding as expected; customer growth and cost management.
Dividends
On Dec 7, 2018, our Board of Directors declared a quarterly cash dividend payment of $0.455 per share payable on Mar 1, 2019, to shareholders of record as of Feb 7, 2019.

PRESS RELEASE	4	www.amwater.com

2019 Earnings Guidance
American Water has affirmed its 2019 earnings guidance to be in the range of $3.54 - $3.64 per diluted share. The Company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).
Adjustments to GAAP
This press release includes presentations of consolidated adjusted diluted earnings per share (“Adjusted EPS”) as well as adjusted net income for the Regulated Businesses and the Market-Based Businesses. These items constitute “non-GAAP financial measures” under SEC rules. Adjusted EPS is defined as GAAP diluted earnings per common share, excluding the impact of one or more of the following events: (i) a gain in the third quarter of 2018 on the sale of the majority of our Contract Services Group’s O&M contracts; (ii) a goodwill and intangible impairment charge in the third quarter of 2018 resulting from narrowing the scope of the Keystone business; (iii) insurance settlements received in the third quarter of 2017 and the second quarter of 2018 related to the Freedom Industries chemical spill in West Virginia; (iv) non-cash re-measurement charges recorded in the fourth quarters of 2017 and 2018 resulting from the impact of the change in the federal corporate income tax rate on the company’s deferred income taxes from the enactment of the TCJA; and (v) an early extinguishment of debt at the parent company in the third quarter of 2017. Adjusted net income for the Regulated Businesses is defined as GAAP diluted net income for the Regulated Businesses, excluding the impact of the following events: (i) insurance settlements received in the third quarter of 2017 and the second quarter of 2018 related to the Freedom Industries chemical spill; and (ii) the non-cash re-measurement charge in the fourth quarter of 2017 associated with the change in the federal corporate income tax rate on American Water's deferred income taxes from the enactment of the TCJA. Adjusted net income for the Market-Based Businesses is defined as GAAP diluted net income for the Market-Based Businesses, excluding the impact of the following events: (i) a gain in the third quarter of 2018 on the sale of the majority of our Contract Services Group’s O&M contracts; (ii) a goodwill and intangible impairment charge in the third quarter of 2018 resulting from the narrowing of the scope of the Keystone business; and (iii) the non-cash re-measurement charge in the fourth quarter of 2017 associated with the impact of the change in the federal corporate income tax rate on American Water's deferred income taxes from the enactment of the TCJA. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered as alternatives to the GAAP measures.
Management believes that the presentation of these non-GAAP financial measures are useful to American Water’s investors because they provide an indication of its baseline performance excluding items that are not considered by management to be reflective of ongoing operating results. Although management uses these non-GAAP financial measures internally to evaluate American Water’s results of operations, management does not intend results excluding the adjustments to represent results as defined by GAAP, and the reader should not consider them as indicators of performance. These non-GAAP financial measures are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with GAAP. The company’s definition of adjusted net income or Adjusted EPS may not be comparable to the same or similar measures used by other companies, and, accordingly, these non-GAAP financial measures may have significant limitations on their use.
Set forth in this release is a table that reconciles each of adjusted net income and Adjusted EPS to its most directly comparable GAAP financial measure.
This press release also includes a presentation of adjusted regulated O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the impact of certain activities related to the Freedom Industries chemical spill, and the allocable portion of non-O&M support services costs, mainly depreciation and general taxes. This item constitutes a “non-GAAP financial measure” under SEC rules. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with GAAP. This non-GAAP financial measure supplements and should be read in conjunction with the company’s GAAP disclosures and should not be considered an alternative to any GAAP measure.
Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water, the impact of settlement activities related to the Freedom Industries chemical spill and the allocable portion of non-O&M support services costs. The company’s definition of this metric may not be comparable to the same or similar measures used by other companies, and, accordingly, this non-GAAP financial measure may have significant limitations on its use.

PRESS RELEASE	5	www.amwater.com

Set forth in this release is a table that reconciles each of the components used to calculate adjusted regulated O&M efficiency ratio to the most directly comparable GAAP financial measure.
2018 Year-end and Fourth Quarter Earnings Conference Call
The 2018 and fourth quarter earnings conference call will take place on Wednesday, Feb 20, 2019, at 9 a.m. Eastern Standard Time. Interested parties may listen to the conference call over the Internet by logging on to the Investor Relations page of the company’s website at ir.amwater.com. Presentation slides that will be used in conjunction with the earnings conference call will also be made available online. The company recognizes its website as a key channel of distribution to reach public investors and as a means of disclosing material non-public information to comply with its obligations under SEC Regulation FD.
Following the earnings conference call, an audio archive of the call will be available through Feb 27, 2019. U.S. callers may access the audio archive toll-free by dialing 1-877-344-7529. International callers may listen by dialing 1-412-317-0088. The access code for replay is 10128489. The audio webcast will be available on American Water's investor relations homepage at ir.amwater.com through March 20, 2019. After that, the archived webcast will be available for one year at ir.amwater.com/events.
About American Water
With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly-traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 14 million people in 46 states and Ontario, Canada. More information can be found by visiting amwater.com.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements in this press release including, without limitation, 2018 earnings guidance, projected long-term earnings and dividend growth, the outcome of pending acquisition activity and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. In some cases, these forward-looking statements can be identified by words with prospective meanings such as “intend,” “plan,” “estimate,” “believe,” “anticipate,” “expect,” “predict,” “project,” “propose,” “assume,” “forecast,” “outlook,” “future,” “pending,” “goal,” “objective,” “potential,” “continue,” “seek to,” “may,” “can,” “will,” “should” and “could” and or the negative of such terms or other variations or similar expressions. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. They are not guarantees or assurances of any outcomes, financial results of levels of activity, performance or achievements, and readers are cautioned not to place undue reliance upon them. The forward-looking statements are subject to a number of estimates and assumptions, and known and unknown risks, uncertainties and other factors. Actual results may differ materially from those discussed in the forward-looking statements included in this press release as a result of the factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, and subsequent filings with the SEC, and because of factors such as: the decisions of governmental and regulatory bodies, including decisions to raise or lower customer rates; the timeliness and outcome of regulatory commissions’ actions concerning rates, capital structure, authorized return on equity, capital investment, system acquisitions, taxes, permitting and other decisions; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; limitations on the availability of our water supplies or sources of water, or restrictions on our use thereof, resulting from allocation rights, governmental or regulatory requirements and restrictions, drought, overuse or other factors; changes in laws, governmental regulations and policies, including with respect to environmental, health and safety, water quality and emerging contaminants, public utility and tax regulations and policies, and impacts resulting from U.S., state and local elections; weather conditions and events, climate variability patterns, and natural disasters, including drought or abnormally high rainfall, prolonged and abnormal ice or freezing conditions, strong winds, coastal and intercoastal flooding, earthquakes, landslides, hurricanes, tornadoes, wildfires, electrical storms and solar flares; the outcome of litigation and similar governmental and regulatory proceedings, investigations or actions; our ability to appropriately maintain current infrastructure, including our operational and technology systems, and manage the expansion of our business; exposure or infiltration of our critical infrastructure and our technology systems, including the disclosure of sensitive, personal or confidential information contained therein, through physical or cyber attacks or other means; our ability to obtain permits and other approvals for projects; changes in our capital requirements; our ability to control operating expenses and to achieve efficiencies in our operations; the intentional or unintentional actions of a third party, including contamination of our water supplies or water provided to our customers; our ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for our operations; our ability to successfully meet growth projections for our business and capitalize on growth opportunities, including our ability to, among other things, acquire, close and successfully integrate regulated operations and market-based businesses, enter into contracts and other agreements with, or otherwise obtain, new customers in our market-based businesses, and realize anticipated benefits and

PRESS RELEASE	6	www.amwater.com

synergies from new acquisitions; risks and uncertainties associated with contracting with the U.S. government, including ongoing compliance with applicable government procurement and security regulations; cost overruns relating to improvements in or the expansion of our operations; our ability to maintain safe work sites; our exposure to liabilities related to environmental laws and similar matters resulting from, among other things, water and wastewater service provided to customers, including, for example, our water transfer business focused on customers in the shale natural gas exploration and production market; changes in general economic, political, business and financial market conditions; access to sufficient capital on satisfactory terms and when and as needed to support operations and capital expenditures; fluctuations in interest rates; restrictive covenants in or changes to the credit ratings on us or our current or future debt that could increase our financing costs or funding requirements or affect our ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase our cost and funding requirements; changes in federal or state general, income and other tax laws, including any further rules, regulations, interpretations and guidance by the U.S. Department of the Treasury and state or local taxing authorities related to the enactment of the TCJA, the availability of tax credits and tax abatement programs, and our ability to utilize our U.S. federal and state income tax net operating loss carryforwards; migration of customers into or out of our service territories; the use by municipalities of the power of eminent domain or other authority to condemn our systems, or the assertion by private landowners of similar rights against us; our difficulty or inability to obtain insurance, our inability to obtain insurance at acceptable rates and on acceptable terms and conditions, or our inability to obtain reimbursement under existing insurance programs for any losses sustained; the incurrence of impairment charges related to our goodwill or other assets; labor actions, including work stoppages and strikes; our ability to retain and attract qualified employees; civil disturbances or terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts; and the impact of new, and changes to existing, accounting standards.
These forward-looking statements are qualified by, and should be read together with, the risks and uncertainties set forth above and the risk factors included in the company’s annual and quarterly SEC filings, and readers should refer to such risks, uncertainties and risk factors in evaluating such forward-looking statements. Any forward-looking statements speak only as of the date of this press release. The company does not have or undertake any obligation or intention to update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as otherwise required by the Federal securities laws. Furthermore, it may not be possible to assess the impact of any such factor on the company’s businesses, either viewed independently or together, or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. The foregoing factors should not be construed as exhaustive.

PRESS RELEASE	7	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Statements of Operations
(In millions, except per share data)

	For the Three Months Ended December 31,		For the Years Ended December 31,
	2018	2017	2018	2017
	(Unaudited)
Operating revenues	$850	$821	$3,440	$3,357
Operating expenses:
Operation and maintenance	394	368	1,479	1,369
Depreciation and amortization	141	114	545	492
General taxes	67	67	277	259
(Gain) on asset dispositions and purchases	—	(7)	(20)	(16)
Impairment charge	—	—	57	—
Total operating expenses, net	602	542	2,338	2,104
Operating income	248	279	1,102	1,253
Other income (expense):
Interest, net	(91)	(83)	(350)	(342)
Non-operating benefit costs, net	10	(2)	20	(9)
Loss on early extinguishment of debt	(2)	(1)	(4)	(7)
Other, net	5	6	19	17
Total other income (expense)	(78)	(80)	(315)	(341)
Income before income taxes	170	199	787	912
Provision for income taxes	58	202	222	486
Consolidated net income	$112	$(3)	$565	$426
Net loss attributable to noncontrolling interest	$—	$—	$(2)	$—
Net income attributable to common stockholders	$112	$(3)	$567	$426

Basic earnings per share: (a)
Net income attributable to common stockholders	$0.62	$—	$3.16	$2.39
Diluted earnings per share: (a)
Net income attributable to common stockholders	$0.62	$(0.01)	$3.15	$2.38
Weighted-average common shares outstanding:
Basic	181	178	180	178
Diluted	181	179	180	179

(a)	Amounts may not calculate due to rounding.

PRESS RELEASE	8	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2018	December 31, 2017
ASSETS
Property, plant and equipment	$23,204	$21,716
Accumulated depreciation	(5,795)	(5,470)
Property, plant and equipment, net	17,409	16,246
Current assets:
Cash and cash equivalents	130	55
Restricted funds	28	27
Accounts receivable, net	301	272
Unbilled revenues	186	212
Materials and supplies	41	41
Other	95	113
Total current assets	781	720
Regulatory and other long-term assets:
Regulatory assets	1,156	1,061
Goodwill	1,575	1,379
Intangible assets	84	9
Postretirement benefit asset	155	—
Other	63	67
Total regulatory and other long-term assets	3,033	2,516
Total assets	$21,223	$19,482

PRESS RELEASE	9	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Consolidated Balance Sheets
(In millions, except share and per share data)

	December 31, 2018	December 31, 2017
CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock ($0.01 par value, 500,000,000 shares authorized, 185,367,158 and 182,508,564 shares issued, respectively)	$2	$2
Paid-in-capital	6,657	6,432
Accumulated deficit	(464)	(723)
Accumulated other comprehensive loss	(34)	(79)
Treasury stock, at cost (4,683,156 and 4,064,010 shares, respectively)	(297)	(247)
Total common shareholders' equity	5,864	5,385
Long-term debt	7,569	6,490
Redeemable preferred stock at redemption value	7	8
Total long-term debt	7,576	6,498
Total capitalization	13,440	11,883
Current liabilities:
Short-term debt	964	905
Current portion of long-term debt	71	322
Accounts payable	175	195
Accrued liabilities	556	630
Taxes accrued	45	33
Interest accrued	87	73
Other	196	167
Total current liabilities	2,094	2,325
Regulatory and other long-term liabilities:
Advances for construction	252	271
Deferred income taxes, net	1,718	1,551
Deferred investment tax credits	22	22
Regulatory liabilities	1,907	1,664
Accrued pension expense	390	384
Accrued postretirement benefit expense	—	40
Other	78	66
Total regulatory and other long-term liabilities	4,367	3,998
Contributions in aid of construction	1,322	1,276
Commitments and contingencies
Total capitalization and liabilities	$21,223	$19,482

PRESS RELEASE	10	www.amwater.com

American Water Works Company, Inc. and Subsidiary Companies
Adjusted Regulated Operation and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)
In millions

(Dollars in millions)	2018	2017	2016
Total operation and maintenance expenses (a)	$1,479	$1,369	$1,499
Less:
Operation and maintenance expenses—Market-Based Businesses	362	337	372
Operation and maintenance expenses—Other (a)	(42)	(44)	(38)
Total operation and maintenance expenses—Regulated Businesses (a)	1,159	1,076	1,165
Less:
Regulated purchased water expenses	133	128	122
Allocation of non-operation and maintenance expenses	31	29	30
Impact of Freedom Industries settlement activities (b)	(20)	(22)	65
Adjusted operation and maintenance expenses—Regulated Businesses (i)	$1,015	$941	$948

Total operating revenues	$3,440	$3,357	$3,302
Less:
Pro forma adjustment for impact of the TCJA (c)	—	166	161
Total pro forma operating revenues	3,440	3,191	3,141
Less:
Operating revenues—Market-Based Businesses	476	422	451
Operating revenues—Other	(20)	(23)	(20)
Total operating revenues—Regulated Businesses	2,984	2,792	2,710
Less:
Regulated purchased water revenues (d)	133	128	122
Adjusted operating revenues—Regulated Businesses (ii)	$2,851	$2,664	$2,588

Adjusted O&M efficiency ratio—Regulated Businesses (i) / (ii)	35.6%	35.3%	36.6%
NOTE The adjusted O&M efficiency ratios previously reported for the years ended December 31, 2017 and 2016, were 33.8% and 34.9%, respectively, which did not include the adjustments for the items discussed in footnotes (a) and (c) below.

(a)
Includes the impact of the Company’s adoption of ASU 2017-07, Compensation - Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Post-retirement Benefit, on January 1, 2018.

(b)
Includes the impact of the binding global agreement in principle to settle claims in 2016, and settlements in 2017 and 2018 with two of our general liability insurance carriers in connection with the Freedom Industries chemical spill.

(c)
Includes the estimated impact of the TCJA on operating revenues for our Regulated Businesses for all periods presented prior to January 1, 2018, as if the lower federal corporate income tax rate was in effect for these periods.

(d)	The calculation assumes regulated purchased water revenues approximate regulated purchased water expenses.

PRESS RELEASE	11	www.amwater.com